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                                                                    Exhibit 10.1

                                  AGREEMENT

     This Agreement is made as of the latest date indicated below "Effective Date" between Mastech Systems Corporation, a Pennsylvania corporation (hereinafter called the "Company") and the undersigned employee (hereinafter called the "employee"). This Agreement is entered into contemporaneously with Employee's commencement of employment with the Company and receipt of certain stock options offered by Company.

     WHEREAS, Employee is employed by the Company as an at-will employee whose employment may be terminated by either party with or without reason or cause and without any liability for such termination;

     WHEREAS, this Agreement is necessary for the protection of Company's legitimate and protectible business interests in its customers, prospective customers, accounts and confidential, proprietary and trade secret information; and

     WHEREAS, this Agreement is a term and condition of Employee's employment and is made in consideration for certain stock options offered to Employee contemporaneously with this Agreement as well as Employee's continued employment and access to Company's customers, prospective customers, accounts, and confidential, proprietary and trade secret information.

     NOW THEREFORE, for the consideration set forth herein, the receipt and sufficiency of which is acknowledged by the parties, Company and Employee agree as follows:

     1.  DEFINITIONS. As used herein:

         (a) "Company" shall mean Mastech Systems Corporation and any affiliate of Mastech Systems Corporation, including any direct or indirect parent or subsidiary of Mastech Systems Corporation, as well as their respective operating divisions.

         (b) "Confidential Information" shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning the Company's accounts, sales, sales volume, sales methods, sales proposals, customers and prospective, prospect lists, identity of purchasing personnel in the employ of customers and prospective customers, amount or kind of customer's purchases from the Company, the
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Company's source of supply of products and/or personnel, sources of consultants, Company manuals, formulae, products, processes, methods, machines, compositions, ideas, improvements, inventions, research, computer programs, system documentation, software products, patented products, copyrighted information, know how and operating methods and any other trade secret or proprietary information belonging to the Company or relating to the Company's affairs that is not public information.

         (c) "Customers(s)" shall mean any individual, corporation, partnership, business or other entity (i) whose existence and business is known to Employee as a result of Employee's access to the Company's customer lists or Customer account information; or (ii) that is an entity with whom the Company has contracted or negotiated during the two (2) year period preceding the termination of Employee's employment.

         (d) "Competing Business" shall mean any individual, corporation, partnership, business or other entity which provides or attempts to provide any products or services that directly compete with products or services offered by the Company, i.e., information technology services, including software applications solutions and services, and which were sold by the Company at any time and from time to time during the last two (2) years prior to Employee's termination of employment. Notwithstanding the foregoing, the term Competing Business does not include a corporation that derives at least $500 million of its revenues from the sale of information technology services.

     2. DUTIES. Employee, who is employed in the position set forth on Schedule A hereof as of the date of this Agreement, agrees to be responsible for such duties as are commensurate with and required by such position and any other duties as may be assigned to Employee by Company from time to time. Employee further agrees to perform his or her duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use Employee's best efforts to advance the business and goodwill of Company. Employee further agrees to devote all of his or her business time, skill, energy and attention exclusively to the business of the Company and to comply with all rules, regulations and procedures of the Company. During the term of this Agreement, Employee will not engage in any other business for Employee's own account or accept any employment from any other business entity, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other person, firm or corporation, other than as a volunteer for charitable organizations, without the prior written approval of the Company.

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     3. COMPENSATION. Employee's annual bas salary as of the date of this
Agreement is as set forth on Schedule A hereto. As compensation for Employee's employment by the Company, the Company will pay the Employee during the period of employment hereunder such remuneration as is determined to be appropriate by the Company from time to time in its discretion.

     4. BENEFITS. Employee will receive the standard Company benefits described in the Company benefits described in the Company Handbook that is incorporated as though fully set forth in this Agreement and which may be modified at any time by the Company.

     5. STOCK OPTIONS. Employee shall receive that number of stock options covering the Company's shares as is set forth on Schedule A hereto. Such options shall be granted under the Company's Stock Incentive Plan as then in effect and shall be subject to the Stock Option Agreement evidencing such stock options. The effective price shall be decided by the board.

     6. POLICIES AND PROCTICES. Employee agrees to abide by all rules, regulations and instruments established by the Company including the policies, practices and procedures contained in the Company Employee Handbook which Employee has received and which is incorporated by reference as though fully set forth herein. The Company reserves the right to disregard the Company Employee Handbook in the event that a particular portion of the Company Employee Handbook conflicts with this Agreement or is deemed by the Company to be incompatible with Employee's position in the Company, and the Company may amend the Handbook from time to time in its sole discretion.

     7. AGREEMENT NOT TO COMPETE. In order to protect the business interest and good will of the Company in respect to customers and accounts, and to protect Confidential Information, Employee covenants and agrees that for the entire period of time that this Agreement remains in effect, and for a period of two (2) years after termination of Employee's employment for any reason he or she will not:

        (a) directly or indirectly contact any Customer of the Company for the purpose of soliciting such Customer to purchase, lease or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered or under development by the Company;

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        (b) engage in any activity or business as a consultant, independent contractor, agent, employee, employer, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business operating in the United States of America or any other country where the Company has conducted business within the two (2) year period prior to the termination of Employee's employment; provided, however, that this subsection (b) shall not apply if the Employee is terminated by the Company without cause after the sale of substantially all of the business or assets of Mastech Systems Corporation to an unaffiliated third party for fair value;

        (c) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by Employee to employ, any person who is employed by the Company at any time during the term of this Agreement, or in any manner to seek to induce any such person to leave his or her employment with the Company; or

        (d) directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its employees or solicit, induce, or attempt to induce employees of the Company and any of its employees or solicit, induce, or attempt to induce employees of the Company to terminate employment with the Company and become self-employed or employed with others in the same of similar business or any product line or service provided by Company. Employee acknowledges that the Company is engaged in business throughout the United States as well as in other countries and that the marketplace for the Company's products and services is worldwide. Employee further covenants and agrees that the geographic, length of term and types of activities restrictions (non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the scope of the Company's business. In the event that a court of competent jurisdiction shall determine that one or more of the provisions of this Section 7 is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Paragraph enforceable. If the Employee violates the provisions of this Section 7, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.

     8. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.

     The Employee covenants and agrees during Employee's employment or any time after the Termination of such employment, not to communicate or divulge to any person, firm or corporation, either directly or indirectly, and to hold in strict confidence for the benefit of the

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Company, all Confidential Information except that employee may disclose such
Information to person, firms or corporations who need to know such Information during the course and within the scope of Employee's employment. Employee will not use any Confidential Information for any purpose or for his or her personal benefit other than in the course and within the scope of Employee's employment.

        (a) Work Made for Hire. Employee recognizes and understands that is or her duties at Company have included and may continue to include the preparation of materials, including computer software and other written or graphic materials, and that any such materials conceived or written by him or her were done and shall continue to be done as "work made for hire" as defined and used in the Copyright Act of 1976, 17 USC 1 et seq. In the event of publication of such materials, Employee understands that since the work is a "work made for hire," the Company will solely retain and own all rights in all such materials, including the right to copyright.

        (b) Disclosure of Discoveries, Ideas and Inventions. Employee represents that he does not have any right, title or interest in, nor has he made or conceived wholly or in part prior to the commencement of his employment by the Company any discovery, idea and invention.

        (c) Disclosure of Other Discoveries, Ideas and Inventions/Assignment of Patents. Employee shall disclose promptly to the Company, any and all works, inventions, discoveries and improvement s authored, conceived or made by Employee during the period of employment and related to the business or activities of the Company, solely or jointly with others, which is related to the lines of business, work or investigation of the Company at the time of such discovery, idea or invention or which results from, or is suggested by, any work which the Employee may do for or on behalf of the Company, and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect the interest therein and shall assist the Company in every proper way (entirely at the Company's expense, including reimbursement to him for all expense and loss of income) to obtain such patents and copyrights and to enforce them. Such obligations shall continue beyond the termination of employment with respect to works, inventions, discoveries and improvements authored, conceived or made by Employee during the period of employment, and shall be binding upon Employee's assigns,

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executors, administrators and other legal representatives. All such works inventions, discoveries and improvements shall remain the sole and exclusive property of the Company, whether patentable or not.

     9. RETURN OF MATERIALS. Upon termination of employment with Company for any reason, Employee shall promptly deliver to Company the originals and copies of all correspondence, drawings, manuals, computerized information, letters, notes, notebooks, reports, prospect lists, flow charts, programs, proposals, and any documents concerning Company's customers or suppliers and, without limiting the foregoing, will promptly deliver to Company any and all other documents or materials containing or constituting Confidential Information.

    10. TERMINATION. This Agreement may be terminated with or without cause by either party without any liability for such termination by giving to the other party at least fifteen (15) days prior written notice, except that the covenants of Sections 6, 7, 8, 9, 11, 12, 13, 14, 15, 16 and 18 hereof shall survive the termination of this Agreement. All payments due as of the date of termination shall be paid in full within thirty (30) days of this date.

    11. SEVERANCE. If the Employee's employment is at any time terminated by the Company without cause, then the Company shall pay the Employee a severance payment equal to three (3) times the monthly bas salary of the Employee then in effect, payable in the form of salary continuation in accordance with the Company's then existing payroll practices.

    12. ENTIRE AGREEMENTS. This Agreement supersedes all prior agreements, written or oral, between the parties hereto concerning the subject matter hereof.

    13. CHOICE OF LAW, JURISDICTION AND VENUE. The parties agree that this Agreement shall be deemed to have been made and entered into in Pennsylvania and that the Law of the Commonwealth of Pennsylvania shall govern this Agreement. Jurisdiction and venue is proper in any proceeding by the Company to enforce its rights hereunder filed in any court geographically located in Allegheny County, Pennsylvania.

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    14. ACKNOWLEDGMENTS OF EMPLOYEE. Employee hereby acknowledges and agrees that:

        (a) This Agreement is necessary for the protection of the legitimate business interests of the Company.

        (b) the restrictions contained in this Agreement may be enforced in a court of law whether or not Employee is terminated with or without cause or for performance related reasons;

        (c) The execution and delivery of this Agreement is a mandatory condition precedent to the Employee's receipt of the consideration provided herein;

        (d) Employee has no intention of competing with the Company within the limitations set forth above;

        (e) Employee has received adequate and valuable consideration for entering into this Agreement;

        (f) Employee's covenants shall be construed as independent of any other provision in this Agreement and the existence of any claim or cause of action Employee may have against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Company of these covenants;

        (g) This Agreement does not prevent Employee from earning a livelihood after termination of employment; and

        (h) Employee further acknowledges that his or her education and experience enables Employee to work for different types of employers, so that it will not be necessary for Employee to violate the provisions of this covenant not to compete in order to remain economically viable.

    15. FULL UNDERSTANDING. Employee acknowledges that Employee has carefully read and fully understands all of the provisions of this Agreement and that Employee, in consideration for the compensation set forth herein, is voluntarily entering into this Agreement.

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    16. EQUITABLE RELIEF; FEES AND EXPENSES. Employee stipulates and agrees that any breach of this Agreement by Employee will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Company shall have the right, without objection from Employee, to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect the Company against, or on account of, any breach by Employee of the provisions of this Agreement. Such right to equitable relief is in addition to all other legal remedies the Company may have to protect its rights. In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, Employee shall be responsible for reimbursing the Company for all costs associated with obtaining the relief, including reasonable attorneys' fees, and expenses and costs of suit. In the event that Employee is successful in defending this matter, Company agrees to reimburse Employee for all legal expenses incurred in such defense. Employee further covenants and agrees that any order of court or judgment obtained by the Company which enforces the Company's rights under this Agreement may be transferred, without objection or opposition by Employee, to any court of law or other appropriate law enforcement body located in any other country in the world where Company does business, and that said court or body will give full force and effect to said order and or judgment.

    17. AMENDMENTS. No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

    18. SUCCESSORS IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs and legal representatives of the parties hereto. The Company shall have the right to assign this Agreement in connection with a merger involving the Company or a sale or transfer of substantially all of the business and assets of the Company, and Employee agrees to be obligated by this Agreement to any successor, assign or surviving entity.

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    19. HEADINGS. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

MASTECH SYSTEMS                              Bruce Haney
CORPORATION (COMPANY)                        (EMPLOYEE)

By: /s/ Jack Nicholas                        /s/ Bruce Haney
   ----------------------------              --------------------------
Date: 1/24/00                                Date: 1/25/00
      -------------------------                    --------------------

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                                 Bruce Haney
                           Personal & Confidential
                                 SCHEDULE A
                              January 21, 2000

     Mastech is pleased to extend an offer of employment to you for the position of Senior Vice President and Chief Financial Officer of the Holding Company, as discussed in your conversations with Sunil Wadhwani. In addition to The Agreement, the terms of the offer are outlined below.

                           (1)  Base Compensation

     Your base salary will be $8,654 bi-weekly, and will be subject to all federal, state, local taxes and withholdings

                           (2)  Bonus

     Target bonus of $75,000 based on performance and is proportional to the percentage of goals achieved during the first year of employment with Mastech.

                           (3)  Stock Options

     A total of 250,000 stock options, vesting equally every six months over four years, will be issued and are subject to the terms of the Stock Options Agreement. New stock options will be issued every six months so that your unvested options will remain constant at 250,000 for the first four years. The strike price for your initial stock options is the closing price the day before your date of employment. The closing price on January 18, 2000 was $28.125. The strike price for the options issued every six months for the first four years will be the closing price the day before they are issued.

                           (4)  Vesting Schedule

     31,250 shares shall vest on the 6 month anniversary of the Effective Date. 31,250 shares shall vest on the first anniversary of the Effective Date. 31,250 shares shall vest on the 18 month anniversary of the Effective Date. 31,250 shares shall vest on the second anniversary of the Effective Date. 31,250 shares shall vest on the 30 month anniversary of the Effective Date. 31,250 shares shall vest on the third anniversary of the Effective Date. 31,250 shares shall vest on the 42 month anniversary of the Effective Date. 31,250 shares shall vest on the fourth anniversary of the Effective Date.

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                               (5)  Start Date

                  The start date will be January 19, 2000.

                               (6)  Outside Board Memberships

     This will serve as written approval for you to continue your Board Memberships with Infosage Inc. and CTR Systems Inc.


January 21, 2000

Bruce,

We look forward to you joining the senior team at Mastech and are confident that with your contribution, we will build a thriving and successful organization.

Sincerely,

/s/ Jack Nicholas
--------------------------------------
Jack Nicholas
Director of Executive Resources
Mastech Systems Corporation

Employee Acceptance. The signing of this letter acknowledges the acceptance of the offer contained herein.

/s/ Bruce Haney                                   1/19/00
-----------------------------           ---------------------------
Bruce Haney                             Effective Date of Agreement

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